CAMPBELL'S REPORTS FIRST-QUARTER FISCAL 2025 RESULTS;
REAFFIRMS FULL-YEAR FISCAL 2025 GUIDANCE AND INCREASES QUARTERLY DIVIDEND
Board of Directors Elects Mick Beekhuizen President and Chief Executive Officer;
Mark Clouse Announces Plans to Retire

•Net Sales increased 10% to $2.8 billion and decreased 1% on an organic basis.
•Earnings Before Interest and Taxes (EBIT) were $367 million. Adjusted EBIT increased 6% to $432 million including the impact of the Sovos Brands, Inc. (Sovos Brands) acquisition.
•Earnings Per Share (EPS) were $0.72. Adjusted EPS decreased 2% to $0.89.
•Increases quarterly dividend by 5% to $0.39 per share.
•Reaffirms full-year fiscal 2025 guidance.

CAMDEN, N.J., Dec. 3, 2024—The Campbell's Company (NASDAQ:CPB) today reported results for its first-quarter fiscal 2025 ended October 27, 2024.

CEO Comments
Mark Clouse, Campbell’s President and CEO, said, "Our first-quarter results were largely aligned with our expectations. While navigating this dynamic consumer environment and uneven pace of category recovery, we remain agile, focusing on balancing investments and earnings to meet our commitments for this year and the long term. Our first quarter reflected our successful efforts to achieve that goal, as do our plans for the second quarter, which include the critical holiday season where we expect both top line and market share sequential improvement. We are maintaining our full-year guidance, with the upcoming second quarter being an important indicator of progress in meeting our expectations.” Clouse continued: “In addition, the Board of Directors approved a 5% increase in our quarterly dividend, showcasing our strong earnings, cash flow and confidence in our long-term growth potential.”

	Three Months Ended
($ in millions, except per share)	October 27, 2024	October 29, 2023	% Change
Net Sales
As Reported (GAAP)	$2,772	$2,518	10%
Organic			(1)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$367	$358	3%
Adjusted	$432	$407	6%
Diluted Earnings Per Share
As Reported (GAAP)	$0.72	$0.78	(8)%
Adjusted	$0.89	$0.91	(2)%

Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended
	October 27, 2024	October 29, 2023
As Reported (GAAP)	$0.72	$0.78

Costs associated with cost savings and optimization initiatives	$0.09	$0.03

Commodity mark-to-market losses (gains)	$(0.01)	$0.04

Accelerated amortization	$0.02	$0.02

Cybersecurity incident costs (recoveries)	$—	$0.01

Charges associated with divestiture	$0.06	$—

Certain litigation expenses	$—	$0.01

Costs associated with acquisition	$—	$0.03

Adjusted*	$0.89	$0.91

*Numbers may not add due to rounding.

First-Quarter Results
Net sales in the quarter increased 10% to $2.8 billion driven by the benefit from the Sovos Brands acquisition, which is also referred to below as the acquisition. Organic net sales decreased 1% to $2.5 billion with flat volume / mix, and net price realization down 1%, as expected.

Gross profit increased to $867 million from $788 million. Gross profit margin of 31.3% was flat compared to prior year. Excluding items impacting comparability, adjusted gross profit increased to $871 million from $808 million. Adjusted gross profit margin decreased 70 basis points to 31.4% mainly driven by an approximate 60 basis-point impact of the acquisition. Excluding the impact of the acquisition, adjusted gross margin was down only modestly, driven by cost inflation and other supply chain costs and planned unfavorable net price realization, partially offset by supply chain productivity improvements and the benefits from cost savings initiatives.

Marketing and selling expenses, which represented approximately 9% of net sales, increased 13% to $250 million. Excluding items impacting comparability, adjusted marketing and selling expenses increased 10% to $241 million, primarily driven by the impact of the acquisition, partially offset by lower other marketing expenses.

Administrative expenses increased 11% to $175 million. Excluding items impacting comparability, adjusted administrative expenses increased 9% to $164 million driven by higher general administrative costs and inflation and the impact of the acquisition, partially offset by the benefits from cost savings initiatives.

Other expenses were $43 million compared to $24 million. Excluding items impacting comparability, adjusted other expenses were $9 million compared to $8 million.

EBIT increased to $367 million from $358 million. Excluding items impacting comparability, adjusted EBIT increased 6% to $432 million primarily due to the contribution of the acquisition, partially offset by lower adjusted EBIT in the base business.

Net interest expense was $83 million compared to $48 million, primarily due to an increase in interest expense related to higher levels of debt. The effective tax rate was 23.2% compared to 24.5%. Excluding items impacting comparability, the adjusted effective tax rate decreased 70 basis points to 23.5% primarily due to excess tax benefits associated with stock-based compensation awards that vested in the quarter.

EPS decreased to $0.72 per share compared to $0.78 per share. Excluding items impacting comparability, adjusted EPS decreased 2% to $0.89 per share primarily reflecting the higher net interest expense, partially offset by the increase in adjusted EBIT. The acquisition was approximately neutral to first-quarter adjusted earnings per share.

Cash flow from operations was $225 million compared to $174 million primarily due to changes in working capital and higher cash earnings. Capital expenditures were $110 million compared to $143 million. In line with Campbell’s commitment to return value to its shareholders, the company paid $116 million of cash dividends and repurchased common stock of approximately $54 million.

Cost Savings Program
In the first quarter, Campbell's has delivered approximately $30 million of savings under the new $250 million cost savings program.

Share Repurchase
In September 2024, the company's Board of Directors approved an anti-dilutive share repurchase program of up to $250 million (September 2024 program) to offset the impact of dilution from shares issued under the stock compensation programs. Repurchases under the September 2024 program may be made in open-market or privately negotiated transactions. The September 2024 program replaced an antidilutive share repurchase program of up to $250 million that was approved by the Board of Directors in June 2021 and has been terminated. As of the end of the first quarter, the company had approximately $206 million remaining under its anti-dilutive share repurchase program, in addition to approximately $301 million remaining under its September 2021 strategic repurchase program.

Quarterly Dividend Increase
The company’s Board of Directors has approved an increase in its quarterly dividend from $0.37 per share to $0.39 per share, an increase of 5%, or $1.56 on an annualized basis. The quarterly dividend is payable on January 27, 2025, to shareholders of record at the close of business January 2, 2025.

CEO Transition
As announced in a separate press release earlier today, the Board of Directors elected Mick Beekhuizen as President and CEO and a Director, effective February 1, 2025, to succeed Mark Clouse who plans to retire as President and CEO and a Director effective January 31, 2025.

Full-Year Fiscal 2025 Guidance:
Based on the company's first quarter performance, Campbell's is re-affirming its full-year fiscal 2025 guidance provided on August 29, 2024. Guidance ranges reflect a balance between expected sequential progress and pragmatism as the company continues to navigate the dynamic consumer environment and uneven category recovery. The upper end of the range anticipates a quicker normalization of the consumer environment while the lower end of the range assumes a slower, more conservative pace of recovery.

Additional underlying guidance assumptions can be found in the accompanying investor presentation available at https://investor.thecampbellscompany.com/events-presentations, which will be published prior to the earnings conference call on December 4, 2024.

The full-year fiscal 2025 guidance presented below includes the full-year expected financial performance of the noosa yoghurt business and excludes any impact from the pending sale, which is expected to close in the first quarter of calendar year 2025 subject to customary closing conditions, including regulatory approvals. The company will update its guidance on its next regularly scheduled earnings conference call following the closing of the transaction.

	FY2024 Results		FY2025 Guidance[1]
($ in millions, except per share)
Net Sales	$9,636		+9% to +11%
Organic Net Sales[1]	$9,525		0% to 2%

Adjusted EBIT	$1,454	*	+9% to +11%

Adjusted EPS	$3.08	*	+1% to +4%
			$3.12 to $3.22

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
1 Growth rate adjusted for Sovos Brands which was acquired on March 12, 2024, the impact of the 53rd week in fiscal 2025 and Pop Secret which was divested on August 26, 2024.
Note: A non-GAAP reconciliation is not provided for fiscal 2025 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended October 27, 2024
	($ in millions)
	Meals & Beverages	Snacks	Total
Net Sales, as Reported	$1,706	$1,066	$2,772

Volume/Mix	1%	(1)%	—%
Net Price Realization	(1)%	(1)%	(1)%
Organic Net Sales	—%	(2)%	(1)%
Currency	—%	—%	—%
Acquisition / (Divestiture)[1]	22%	(2)%	11%
% Change vs. Prior Year	22%	(4)%	10%

Segment Operating Earnings	$337	$142
% Change vs. Prior Year	17%	(12)%

1 Reflects the incremental net sales associated with the Sovos Brands acquisition, which was completed on March 12, 2024, and the loss of net sales associated with the divestiture of the Pop Secret popcorn business, which was completed on August 26, 2024.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter increased 22% driven by the benefit of the acquisition. Excluding the acquisition, organic net sales were comparable to prior year driven by gains in Prego pasta sauces, Canada and foodservice, offset by declines in U.S. soup. Favorable volume / mix of 1% was offset by lower net price realization. Sales of U.S. soup declined primarily due to movements in retailer inventory levels influenced by the later timing of the Thanksgiving holiday this year.

Operating earnings in the quarter increased 17%. The increase was primarily due to the benefit of the acquisition of Sovos Brands and lower marketing and selling expenses.

Snacks
Net sales in the quarter decreased 4%. Excluding the impact of the Pop Secret divestiture, organic net sales decreased 2% driven by declines in partner and contract brands, Pepperidge Farm cookies, Goldfish crackers and Late July snacks. Sales were impacted by volume / mix declines of 1% and lower net price realization of 1%.

Operating earnings in the quarter decreased 12% primarily due to lower gross profit. Gross profit decreased primarily due to the impact of cost inflation and other supply chain costs and lower net price realization, partially offset by supply chain productivity improvements.

Corporate
Corporate expense was $106 million in the quarter compared to $88 million. The increase was primarily due to the loss from the sale of the Pop Secret popcorn business and higher costs associated with cost savings and optimization initiatives, partially offset by unrealized mark-to-market gains on outstanding commodity hedges and costs associated with the acquisition in the prior year.

Conference Call and Webcast
Campbell's will host a conference call to discuss these results on Wednesday, December 4, 2024 at 8:00 a.m. Eastern Time. Participants calling from the U.S. & Canada may dial in using the toll-free phone number (800) 715-9871. Participants calling from outside the U.S. & Canada may dial in using phone number +1 (646) 307-1963. The conference access code is 7969519. In addition to dial-in, access to a live listen-only audio webcast and accompanying slide presentation, as well as a replay of the webcast, will be available at https://investor.thecampbellscompany.com/events-presentations.

Reportable Segments
The Campbell's Company earnings results are reported as follows:

Meals & Beverages, which consists of our soup, simple meals and beverages products in retail and foodservice in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; Campbell’s tomato juice; and as of March 12, 2024, Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Michael Angelo's frozen entrées and pasta sauces; and noosa yogurts. The segment also includes snacking products in foodservice and Canada; and

Snacks, which consists of Pepperidge Farm cookies, crackers, fresh bakery and frozen products, including Goldfish crackers, Snyder’s of Hanover pretzels, Lance sandwich crackers, Cape Cod potato chips, Kettle Brand potato chips, Late July snacks, Snack Factory pretzel crisps, and other snacking products in retail in the U.S. The segment also includes the snacking and meals and beverages retail business in Latin America. The segment also included the results of our Pop Secret popcorn business, which was sold on August 26, 2024.

We refer to the following products as our “leadership brands”: Campbell’s condensed and ready-to-serve soups; Chunky soups; Swanson broth, stocks and canned poultry; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; V8 juices and beverages; Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Pepperidge Farm cookies, crackers and fresh bakery; Goldfish crackers; Snyder’s of Hanover pretzels; Lance sandwich crackers; Cape Cod potato chips; Kettle Brand potato chips; Late July snacks; and Snack Factory pretzel crisps.

About The Campbell's Company
For 155 years, The Campbell’s Company (NASDAQ:CPB) has been connecting people through food they love. Headquartered in Camden, N.J. since 1869, generations of consumers have trusted us to provide delicious and affordable food and beverages. Today, the company is a North American focused brand powerhouse, generating fiscal 2024 net sales of $9.6 billion across two divisions: Meals & Beverages and Snacks. Our portfolio of 16 leadership brands includes: Campbell’s, Cape Cod, Chunky, Goldfish, Kettle Brand, Lance, Late July, Pace, Pacific Foods, Pepperidge Farm, Prego, Rao’s, Snack Factory pretzel crisps, Snyder’s of Hanover, Swanson and V8. For more information, visit www.thecampbellscompany.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
Rebecca_Gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate, and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: the risk that the cost savings and any other synergies from the Sovos Brands, Inc. (“Sovos Brands”) transaction may not be fully realized or may take longer or cost more to be realized than expected, including that the Sovos Brands transaction may not be accretive within the expected timeframe or the extent anticipated; the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation; the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; the impact of strong competitive responses to the company’s efforts to leverage brand power with product innovation, promotional programs and new advertising; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; disruptions in or inefficiencies to the company’s supply chain and/or operations, including reliance on key contract manufacturer and supplier relationships; the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; changes in consumer demand for the company’s products and favorable perception of the company’s brands; changing inventory management practices by certain of the company’s key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; product quality and safety issues, including recalls and product liabilities; the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the uncertainties of litigation and regulatory actions against the company; the costs, disruption and diversion of management’s attention associated with activist investors; a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; impairment to goodwill or other intangible assets; the company’s ability to protect its intellectual property rights; increased liabilities and costs related to the company’s defined benefit pension plans; the company’s ability to attract and retain key talent; goals and initiatives related to, and the impacts of, climate change, including from weather-related events; negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including the impact of new or changes to existing governmental laws and regulations and their application; the company's indebtedness and ability to pay such indebtedness; unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics or other outbreaks of disease or other calamities; and other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the company’s outlook. The company disclaims any obligation or intent to update forward-looking statements in order to reflect new information, events or circumstances after the date of this release.

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 27, 2024	October 29, 2023
Net sales	$2,772	$2,518
Costs and expenses
Cost of products sold	1,905	1,730
Marketing and selling expenses	250	222
Administrative expenses	175	158
Research and development expenses	26	24
Other expenses / (income)	43	24
Restructuring charges	6	2
Total costs and expenses	2,405	2,160
Earnings before interest and taxes	367	358
Interest, net	83	48
Earnings before taxes	284	310
Taxes on earnings	66	76
Net earnings	218	234
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$218	$234
Per share - basic
Net earnings attributable to The Campbell's Company	$.73	$.79
Weighted average shares outstanding - basic	298	298
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$.72	$.78
Weighted average shares outstanding - assuming dilution	301	299

THE CAMPBELL'S COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 27, 2024	October 29, 2023	Percent Change
Sales
Contributions:
Meals & Beverages	$1,706	$1,404	22%
Snacks	1,066	1,114	(4)%
Total sales	$2,772	$2,518	10%
Earnings
Contributions:
Meals & Beverages	$337	$287	17%
Snacks	142	161	(12)%
Total operating earnings	479	448	7%
Corporate income (expense)	(106)	(88)
Restructuring charges	(6)	(2)
Earnings before interest and taxes	367	358	3%
Interest, net	83	48
Taxes on earnings	66	76
Net earnings	218	234	(7)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$218	$234	(7)%
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$.72	$.78	(8)%

THE CAMPBELL'S COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	October 27, 2024	October 29, 2023
Current assets	$3,137	$2,239
Plant assets, net	2,684	2,429
Intangible assets, net	9,725	7,085
Other assets	566	504
Total assets	$16,112	$12,257
Current liabilities	$3,465	$2,310
Long-term debt	6,705	4,500
Other liabilities	2,098	1,690
Total equity	3,844	3,757
Total liabilities and equity	$16,112	$12,257
Total debt	$7,917	$4,706
Total cash and cash equivalents	$808	$91

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Three Months Ended
	October 27, 2024	October 29, 2023
Cash flows from operating activities:
Net earnings	$218	$234
Adjustments to reconcile net earnings to operating cash flow
Restructuring charges	6	2
Stock-based compensation	19	17
Pension and postretirement benefit expense	2	1
Depreciation and amortization	109	96
Deferred income taxes	(3)	7
Net loss on sale of business	25	—
Other	35	29
Changes in working capital, net of divestiture
Accounts receivable	(211)	(207)
Inventories	(62)	(52)
Other current assets	(10)	(29)
Accounts payable and accrued liabilities	106	82
Other	(9)	(6)
Net cash provided by operating activities	225	174
Cash flows from investing activities:
Purchases of plant assets	(110)	(143)
Purchases of route businesses	(31)	(4)
Sales of route businesses	29	10
Sale of business	70	—
Other	(5)	—
Net cash used in investing activities	(47)	(137)
Cash flows from financing activities:
Short-term borrowings, including commercial paper	668	1,103
Short-term repayments, including commercial paper	(883)	(1,081)
Long-term borrowings	1,144	—
Long-term repayments	(200)	—
Dividends paid	(116)	(114)
Treasury stock purchases	(54)	(28)
Payments related to tax withholding for stock-based compensation	(27)	(14)
Payments of debt issuance costs	(9)	—
Other	—	(1)
Net cash provided by (used in) financing activities	523	(135)
Effect of exchange rate changes on cash	(1)	—
Net change in cash and cash equivalents	700	(98)
Cash and cash equivalents — beginning of period	108	189
Cash and cash equivalents — end of period	$808	$91

Reconciliation of GAAP to Non-GAAP Financial Measures
First Quarter Ended October 27, 2024
The Campbell's Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; costs associated with cost savings and optimization initiatives; actuarial gains or losses on pension and postretirement plans; unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; costs associated with acquisitions; impairment charges or accelerated amortization; certain litigation expenses or recoveries; and costs or recoveries related to a cybersecurity incident. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions and divestitures. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	October 27, 2024				October 29, 2023			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,706	$1	$(310)	$1,397	$1,404	$—	$1,404	22%	—%
Snacks	1,066	—	—	1,066	1,114	(21)	1,093	(4)%	(2)%
Total Net Sales	$2,772	$1	$(310)	$2,463	$2,518	$(21)	$2,497	10%	(1)%

Twelve Months Ended
	July 28, 2024
(millions)	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales for FY 2025 Guidance
Meals & Beverages	$5,258	$—	$5,258
Snacks	4,378	(111)	4,267
Total Net Sales	$9,636	$(111)	$9,525
Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of costs associated with cost savings and optimization initiatives, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, accelerated amortization, costs or recoveries related to a cybersecurity incident, actuarial gains or losses on pension and postretirement plans, gains or losses on divestitures, certain litigation expenses or recoveries, costs associated with acquisitions and impairment charges. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.
The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years. In the first quarter of fiscal 2025, the company recorded Restructuring charges of $6 million and implementation costs and other related costs of $11 million in Administrative expenses, $8 million in Cost of products sold, $1 million in Marketing and selling expenses and $1 million in Research and development expenses related to these initiatives. In the first quarter of fiscal 2024, the company recorded Restructuring charges of $2 million and implementation costs and other related costs of $5 million in Administrative expenses, $3 million in Cost of products sold, $2 million in Marketing and selling expenses and $1 million in Research and development expenses (aggregate impact of $10 million after tax, or $.03 per share) related to these initiatives. For the year ended July 28, 2024, the company recorded Restructuring charges of $17 million and implementation costs and other related costs of $54 million in Administrative expenses, $26 million in Cost of products sold, $4 million in Marketing and selling expenses and $3 million in Research and development expenses related to these initiatives.
In the second quarter of fiscal 2024, the company began implementation of an optimization initiative to improve the effectiveness of its Snacks direct-store-delivery route-to-market network. In the first quarter of fiscal 2025, the company recognized $8 million in Marketing and selling expenses related to this initiative. For the year ended July 28, 2024, the company recognized $5 million in Marketing and selling expenses related to this initiative.
In the first quarter of fiscal 2025, the total aggregate impact related to the cost savings and optimization initiatives was $35 million ($27 million after tax, or $.09 per share). For the year ended July 28, 2024, the total aggregate impact related to the cost savings and optimization initiatives was $109 million ($83 million after tax, or $.28 per share).
(2)In the first quarter of fiscal 2025, the company recognized gains in Cost of products sold of $4 million ($3 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the first quarter of fiscal 2024, the company recognized losses in Cost of products sold of $15 million ($11 million after tax, or $.04 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. For the year ended July 28, 2024, the company recognized losses in Cost of products sold of $22 million ($16 million after tax, or $.05 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(3)In the first quarter of fiscal 2025 and fiscal 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $7 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets due to the loss of certain contract manufacturing customers, which began in the fourth quarter of fiscal 2023. For the year ended July 28, 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $27 million ($20 million after tax, or $.07 per share).
(4)In the first quarter of fiscal 2025, the company recognized insurance recoveries in Administrative expenses of $1 million ($1 million after tax) related to a cybersecurity incident that was identified in the fourth quarter of fiscal 2023. In the first quarter of fiscal 2024, the company recorded costs of $2 million in Cost of products sold and $1 million in Administrative expenses (aggregate impact of $2 million after tax, or $.01 per share) related to the cybersecurity incident.
(5)In the first quarter of fiscal 2025, the company recognized an actuarial loss in Other expenses / (income) of $2 million ($1 million after tax) related to an interim remeasurement of a postretirement plan due to a plan amendment. For the year ended July 28, 2024, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $33 million ($25 million after tax, or $.08 per share).
(6)In the first quarter of fiscal 2025, the company recorded a loss in Other expenses / (income) of $25 million ($19 million after tax, or $.06 per share) on the sale of its Pop Secret popcorn business.
(7)In the first quarter of fiscal 2025, the company recorded litigation expenses in Administrative expenses of $1 million ($1 million after tax) related to the Plum baby food and snacks business (Plum), which was divested on May 3, 2021, and certain other litigation matters. In the first quarter of fiscal 2024, the company recorded litigation expenses in Administrative expenses of $2 million ($2 million after tax, or $.01 per share) related to Plum. For the year ended July 28, 2024, the company recorded litigation expenses in Administrative expenses of $5 million ($5 million after tax, $.02 per share) related to Plum and certain other litigation matters.
(8)In the first quarter of fiscal 2024, the company announced its intent to acquire Sovos Brands, Inc. and on March 12, 2024, the acquisition closed. In the first quarter of fiscal 2024, the company incurred costs associated with the acquisition in Other expenses / (income) of $9 million ($8 million after tax, or $.03 per share). For the year ended July 28, 2024, the company incurred $126 million of costs associated with the acquisition, of which $21 million was recorded in Restructuring charges, $47 million in Administrative expenses, $35 million in Other expenses / (income), $3 million in Marketing and selling expenses, $2 million in Research and development expenses and $18 million in Cost of products sold, of which $17 million was associated with the acquisition date fair value adjustment for inventory. The company also recorded costs of $2 million in Interest expense related to costs associated with the Delayed Draw Term Loan Credit Agreement used to fund the acquisition. The aggregate impact was $128 million, $109 million after tax, or $.36 per share.

(9)In the fourth quarter of fiscal 2024, the company recognized an impairment charge of $53 million in Other expenses / (income) on certain salty snacks and cookie trademarks within the Snacks segment, including Tom's, Jays, Kruncher's, O-Ke-Doke, Stella D'oro and Archway, collectively referred to as the company's "Allied brands." In fiscal 2024, sales and operating performance were below expectations due in part to competitive pressure and reduced margins. In the fourth quarter of fiscal 2024, based on recent performance and reevaluation of the position of the Allied brands within the portfolio, the company lowered its near-term and long-term outlook for future sales and operating performance.
In the fourth quarter of fiscal 2024, the company performed an impairment assessment on the assets in the Pop Secret popcorn business within the Snacks segment as sales and operating performance were below expectations due in part to competitive pressure and reduced margins, and as the company pursued divesting the business. As a result of these factors, in the fourth quarter of fiscal 2024, the company lowered the long-term outlook for the business and recognized an impairment charge of $76 million in Other expenses / (income) on the trademark. The sale of the business was completed on August 26, 2024.
For the year ended July 28, 2024, the total aggregate impact of the impairment charges was $129 million ($98 million after tax, or $.33 per share).

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended			Year Ended
(millions, except per share amounts)	October 27, 2024	October 29, 2023	Percent Change	July 28, 2024
Gross profit, as reported	$867	$788	10%	$2,971
Gross profit margin, as reported	31.3%	31.3%	0 pts	30.8%
Costs associated with cost savings and optimization initiatives (1)	8	3		26
Commodity mark-to-market losses (gains) (2)	(4)	15		22
Cybersecurity incident costs (recoveries) (4)	—	2		2
Costs associated with acquisition (8)	—	—		18
Adjusted Gross profit	$871	$808	8%	$3,039
Adjusted Gross profit margin	31.4%	32.1%	(70) pts	31.5%

Marketing and selling expenses, as reported	$250	$222	13%	$833
Costs associated with cost savings and optimization initiatives (1)	(9)	(2)		(9)
Costs associated with acquisition (8)	—	—		(3)
Adjusted Marketing and selling expenses	$241	$220	10%	$821
Administrative expenses, as reported	$175	$158	11%	$737
Costs associated with cost savings and optimization initiatives (1)	(11)	(5)		(54)
Cybersecurity incident recoveries (costs) (4)	1	(1)		(1)
Certain litigation expenses (7)	(1)	(2)		(5)
Costs associated with acquisition (8)	—	—		(47)
Adjusted Administrative expenses	$164	$150	9%	$630
Research and development expenses, as reported	$26	$24		$102
Costs associated with cost savings and optimization initiatives (1)	(1)	(1)		(3)
Costs associated with acquisition (8)	—	—		(2)
Adjusted Research and development expenses	$25	$23		$97
Other expenses / (income), as reported	$43	$24		$261
Accelerated amortization (3)	(7)	(7)		(27)
Pension and postretirement actuarial losses (5)	(2)	—		(33)
Charges associated with divestiture (6)	(25)	—		—
Costs associated with acquisition (8)	—	(9)		(35)
Impairment charges (9)	—	—		(129)
Adjusted Other expenses / (income)	$9	$8		$37

	Three Months Ended			Year Ended
(millions, except per share amounts)	October 27, 2024	October 29, 2023	Percent Change	July 28, 2024
Earnings before interest and taxes, as reported	$367	$358	3%	$1,000
Costs associated with cost savings and optimization initiatives (1)	35	13		109
Commodity mark-to-market losses (gains) (2)	(4)	15		22
Accelerated amortization (3)	7	7		27
Cybersecurity incident costs (recoveries) (4)	(1)	3		3
Pension and postretirement actuarial losses (5)	2	—		33
Charges associated with divestiture (6)	25	—		—
Certain litigation expenses (7)	1	2		5
Costs associated with acquisition (8)	—	9		126
Impairment charges (9)	—	—		129
Adjusted Earnings before interest and taxes	$432	$407	6%	$1,454
Interest, net, as reported	$83	$48		$243
Costs associated with acquisition (8)	—	—		(2)
Adjusted Interest, net	$83	$48		$241
Adjusted Earnings before taxes	$349	$359		$1,213
Taxes on earnings, as reported	$66	$76	(13)%	$190
Effective income tax rate, as reported	23.2%	24.5%	(130) pts	25.1%
Costs associated with cost savings and optimization initiatives (1)	8	3		26
Commodity mark-to-market losses (gains) (2)	(1)	4		6
Accelerated amortization (3)	2	2		7
Cybersecurity incident costs (recoveries) (4)	—	1		1
Pension and postretirement actuarial losses (5)	1	—		8
Charges associated with divestiture (6)	6	—		—
Certain litigation expenses (7)	—	—		—
Costs associated with acquisition (8)	—	1		19
Impairment charges (9)	—	—		31
Adjusted Taxes on earnings	$82	$87	(6)%	$288
Adjusted effective income tax rate	23.5%	24.2%	(70) pts	23.7%
Net earnings attributable to The Campbell's Company, as reported	$218	$234	(7)%	$567
Costs associated with cost savings and optimization initiatives (1)	27	10		83
Commodity mark-to-market losses (gains) (2)	(3)	11		16
Accelerated amortization (3)	5	5		20
Cybersecurity incident costs (recoveries) (4)	(1)	2		2
Pension and postretirement actuarial losses (5)	1	—		25
Charges associated with divestiture (6)	19	—		—
Certain litigation expenses (7)	1	2		5
Costs associated with acquisition (8)	—	8		109
Impairment charges (9)	—	—		98
Adjusted Net earnings attributable to The Campbell's Company	$267	$272	(2)%	$925

	Three Months Ended			Year Ended
(millions, except per share amounts)	October 27, 2024	October 29, 2023	Percent Change	July 28, 2024
Diluted net earnings per share attributable to The Campbell's Company, as reported	$.72	$.78	(8)%	$1.89
Costs associated with cost savings and optimization initiatives (1)	.09	.03		.28
Commodity mark-to-market losses (gains) (2)	(.01)	.04		.05
Accelerated amortization (3)	.02	.02		.07
Cybersecurity incident costs (recoveries) (4)	—	.01		.01
Pension and postretirement actuarial losses (5)	—	—		.08
Charges associated with divestiture (6)	.06	—		—
Certain litigation expenses (7)	—	.01		.02
Costs associated with acquisition (8)	—	.03		.36
Impairment charges (9)	—	—		.33
Adjusted Diluted net earnings per share attributable to The Campbell's Company*	$.89	$.91	(2)%	$3.08
*The sum of individual per share amounts may not add due to rounding.